Exhibit 99.1

Caladrius Biosciences Appoints Gregory R. Brown, MD, to its Board of Directors
Experienced industry leader brings significant biopharmaceutical financing and investment expertise
BASKING RIDGE, N.J., October 12, 2016 - Caladrius Biosciences, Inc. (NASDAQ:CLBS) (“Caladrius” or the “Company”), a cell therapy company combining an industry-leading development and manufacturing services provider (PCT) with a unique, promising therapeutic development pipeline, announces today the appointment of Gregory R. Brown, MD, to its Board of Directors. Dr. Brown will serve as Chairman of the Audit Committee and a member of the Nominating and Governance Committee of the Company.
Dr. Brown is a co-founder and Vice Chairman of HealthCare Royalty Partners (HCR Partners), a healthcare-focused private asset management firm investing in biopharmaceutical and medical products, and developing and deploying innovative, risk-mitigated investment strategies to deliver non-correlated cash flow. Dr. Brown was educated as a transplantation immunologist and trained as a thoracic and vascular surgeon. He practiced thoracic and vascular surgery in a community setting where he also founded and led an HMO. He brings particular expertise in the scientific, technical, clinical and medical evaluation of products as well as in healthcare systems and payor/reimbursement dynamics. He has been involved in sourcing, performing due diligence on and closing more than $1 billion of royalty financings.
Before co-founding HCR Partners, Dr. Brown was a partner at Paul Capital Partners, where he co-managed that firm's royalty investments as a member of the royalty management committee. Prior to beginning his principal investment career in 2003, Dr. Brown was co-head of investment banking and head of healthcare at Adams, Harkness & Hill (now Canaccord Genuity) and a ranked biotechnology research analyst at Vector Securities International. Dr. Brown holds a BA from Yale, an MD from SUNY Upstate Medical Center and an MBA from Harvard Business School. He currently serves on the boards of MonoSol Rx and Vanderbilt Clinical S.a.r.l.
“We are delighted to welcome Dr. Brown to the Caladrius Board and are confident that his investment and biopharmaceutical industry experience will be of great value. His background and expertise are timely additions that we expect will augment the breadth and depth of our strategy at this formative time in our Company’s evolution,” said David J. Mazzo, PhD, Chief Executive Officer of Caladrius.
“My experience in this industry has provided me with the ability to recognize the potential of promising companies and technologies, both from an investment and a medical perspective. I am pleased to join the Caladrius Board and look forward to being a part of the Company’s future,” said Dr. Brown.
About Caladrius Biosciences

Caladrius Biosciences, Inc. is advancing a proprietary platform technology for immunomodulation by pioneering the use of T regulatory cells as an innovative therapy for recent onset type 1 diabetes.  The product candidate, CLBS03, is the subject of an ongoing Phase 2 clinical trial (The Sanford Project: T-Rex study) in collaboration with Sanford Research, and has been granted Orphan Drug and Fast Track designation by the U.S. Food and Drug Administration and Advanced Therapeutic Medicinal Product classification by the European Medicines Agency.  The Company’s PCT subsidiary is a leading development and manufacturing partner to the cell therapy industry.  PCT works with its clients to overcome the fundamental challenges of cell therapy manufacturing by providing a wide range of innovative services including product and process development, GMP manufacturing, engineering and automation, cell and tissue processing, logistics, storage and distribution, as well as expert consulting and regulatory support. PCT and Hitachi Chemical Co., Ltd. have entered into a strategic global collaboration to accelerate the creation of a global commercial cell therapy development and manufacturing enterprise with deep engineering expertise.  For more information, visit www.caladrius.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. All statements other than statements of historical fact contained in this press release are forward-looking statements. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the “Risk Factors” described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 15, 2016, and in the Company’s other periodic filings with the SEC. The Company’s further development is highly dependent on, among other things, future medical and research developments and market acceptance, which are outside of its control.

Contacts:
Investors:
LHA
Anne Marie Fields
Senior Vice President
Phone: +1-212-838-3777
Email: afields@lhai.com

Media:
Caladrius Biosciences, Inc.
Eric Powers
Director, Communications and Marketing
Phone: +1-212-584-4173
Email: epowers@caladrius.com